Exhibit 99.1

SIGNATURE GROUP HOLDINGS, INC. ANNOUNCES DEBT FINANCING FOR NABCO SUBSIDIARY

Attractive financing transaction returns capital to Signature

Provides NABCO with liquidity and capital for continued growth

SHERMAN OAKS, Calif. – Oct. 5, 2011 – Signature Group Holdings, Inc. (the “Company” or “Signature”) (OTC Pink Sheets: SGGH), today announced  that on September 30, 2011 its North American Breaker Co., Inc., (“NABCO”) subsidiary has obtained $16.0 million in debt financing (the “Financing”) from Pacific Western Bank. Under the terms of the Financing, NABCO borrowed $8.0 million in term debt at a variable interest rate equivalent to 5.00% today and $4.6 million under an $8.0 million revolving, asset-based loan, at a variable interest rate equivalent to 4.00% today.  Proceeds of the Financing were used to repay Signature $12.5 million associated with the acquisition of NABCO on July 29, 2011 and pay fees and expenses.

“At the time Signature acquired NABCO, we rejected available financing alternatives due to their high cost.  Over the past two months, in conjunction with NABCO management, Signature engaged in a process to find a financial institution that could provide a long term debt facility at rates more reflective of today’s low interest rate environment.  The highly attractive financing package we announced today is mutually beneficial to NABCO and Signature,” said Craig Noell, Chief Executive Officer of Signature. “By waiting to find the right partner, management estimates a savings of well over $1.0 million in annual interest and fees compared to other alternatives.  This Financing enhances NABCO’s liquidity and ensures continued funding for future growth. At the same time, the transaction returns capital to Signature to deploy in future initiatives.”

Jared Wolff, President of the Los Angeles Region of Pacific Western Bank said, “NABCO is a stable and growing company with strong fundamentals and a robust business model.  We are pleased to support this business and partner with Signature on this transaction.”

Additional details of the Financing can be found on disclosures filed with the Securities and Exchange Commission on Form 8-k today.

ABOUT SIGNATURE GROUP HOLDINGS, INC.
Signature is a financial services company focused primarily on lending to and acquiring middle market companies. Signature’s lending business provides secured debt financing. The Company also makes strategic acquisitions of businesses and specialty assets. For more information about Signature, visit its corporate website at www.signaturegroupholdings.com.

CAUTIONARY STATEMENTS
This news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon current expectations and beliefs of the Company. The Company does not undertake to update or revise forward-looking statements in this news release to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made, except as required under applicable securities laws. No stock exchange or regulatory authority has approved or disapproved of the information contained herein.